Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
INFOCROSSING, INC.
at
$18.70 Net Per Share
by
ROXY ACQUISITION CORP.
an indirect wholly-owned subsidiary
of
WIPRO LIMITED

THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M.,
NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 17, 2007, UNLESS THE OFFER IS
EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The offer described in this Offer to Purchase (the “Offer”) is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn, prior to the then-scheduled expiration date of the Offer (as it may be extended from time to time), a number of shares of common stock, par value $0.01 per share (the “Shares”), of Infocrossing, Inc., a Delaware corporation (the “Company”), that, together with any Shares then owned by Wipro Limited, a corporation organized under the laws of India (the “Parent”), and its controlled affiliates, including Roxy Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of the Parent (the “Offeror”), represents one Share more than a majority of the number of Shares then outstanding on a fully diluted basis. The Offer also is subject to certain other conditions described in this Offer to Purchase. See Introduction, Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase for more details of the terms and conditions of the Offer.

This Offer is being made pursuant to that certain Agreement and Plan of Merger, dated as of August 6, 2007 (as it may be amended, from time to time, the “Merger Agreement”), by and among the Parent, the Offeror and the Company. Under the terms of the Merger Agreement, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in this Offer to Purchase, the Offeror will merge with and into the Company (the “Merger”) and all then-outstanding Shares (other than dissenting Shares, Shares held in treasury of the Company and Shares owned directly or indirectly by the Parent, the Offeror or any wholly-owned subsidiary of the Company) will be cancelled and converted into the right to receive $18.70 per Share (or any higher price per Share that is paid in the Offer) net to the holder thereof in cash without interest, less any required withholding taxes.

The Company’s board of directors (the “Board”) has unanimously approved the Merger Agreement, the Offer and the Merger and has determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the stockholders of the Company. Accordingly, the Board recommends that you accept the Offer and tender your Shares to the Offeror pursuant to the Offer.

IMPORTANT

Any stockholder of the Company who holds Shares in such stockholder’s own name and desires to tender Shares in the Offer should complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions therein, and deliver the Letter of Transmittal (together with the stock certificates representing the Shares to be tendered and all other required documents) to Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), or in lieu thereof, follow the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Any stockholder of the Company who holds Shares in the name of a broker, dealer, commercial bank, trust company or other nominee and desires to tender Shares in the Offer should request that such broker, dealer, commercial bank, trust company or other nominee tender Shares in the Offer on such stockholder’s behalf. Stockholders of the Company who hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender Shares in the Offer.

Any stockholder of the Company who desires to tender Shares in the Offer, but whose certificates representing such Shares are not immediately available, who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Questions and requests for assistance in connection with the Offer should be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), or to Citigroup Global Markets Inc., the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the Offeror’s expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

A summary term sheet describing the principal terms of the Offer appears on pages 1 through 6 of this Offer to Purchase, but stockholders of the Company should read this entire Offer to Purchase carefully before deciding whether to tender Shares in the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

August 17, 2007

2

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should carefully read this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer	Roxy Acquisition Corp. (the “Offeror”) is offering (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Infocrossing, Inc. (the “Company”) for $18.70 per Share (or any higher price per Share that is paid in the Offer) net to the holder thereof in cash without interest thereon, less any required withholding taxes.

The Company is a Delaware corporation. The Offeror is a Delaware corporation and indirect wholly-owned subsidiary of Wipro Limited, a corporation organized under the laws of India (the “Parent”). The Parent formed the Offeror for the purpose of acquiring the Company.

See Section 9 entitled “Certain Information Concerning the Offeror and the Parent” of this Offer to Purchase.

The Merger Agreement	The Offeror is making the Offer pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of August 6, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Offeror and the Company.

See Section 13 entitled “The Transaction Documents — Merger Agreement” of this Offer to Purchase.

Conditions to the Offer	The Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares if:

• the Minimum Condition (as defined below) has not been satisfied;

• any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been earlier terminated or any other material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent have not been received (or have not been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to the Parent; or

• at any time after the date of the Merger Agreement and before the expiration of the Offer, any of the following events has occurred:

• any of the representations and warranties of the Company set forth in the Merger Agreement are not true and correct

(disregarding all qualifications or limitations as to “materiality” or “material adverse effect” or other similar qualifiers set forth therein) as of the date of the Merger Agreement and as of the Expiration Date (as defined below) as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a “Material Adverse Effect” (as defined below);

   • the Company has not performed in any material respect the obligations, or complied in any material respect with the agreements and covenants, required to be performed by, or complied with by, the Company under the Merger Agreement at or prior to the Expiration Date;

• a Material Adverse Effect has occurred;

   • the Parent has not received a certificate, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (solely in his or her capacity as an officer of the Company without personal liability), to the effect that the conditions set forth in the three preceding paragraphs have been satisfied as of the Expiration Date;

   • a federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, temporary restraining order, legal requirement or other order which is then in effect (whether temporary, preliminary or permanent) has been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits, restrains or enjoins (or would reasonably be expected to prohibit, restrain or enjoin) the consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger; or

• the Merger Agreement has been terminated in accordance with its terms.

The “Minimum Condition” is the condition that there has been validly tendered and not withdrawn prior to the scheduled expiration of the Offer (as it may be extended from time to time) a number of Shares that, together with all other Shares (if any) beneficially owned by the Parent and its controlled affiliates, including the Offeror, represents at least one Share more than a majority of the number of Shares then outstanding on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares (if any) that the Company would be required to issue pursuant to then-outstanding options, rights and convertible securities (if any) with an exercise price that is equal to or less than $18.70 per Share (or any higher price per Share that is paid in the Offer), but only to the extent then exercisable or exercisable within ninety (90) days following September 17, 2007 (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, the “Expiration Date”), assuming that all conditions to such exercisability would be satisfied within such ninety (90) day period).

The foregoing conditions are for the benefit of the Parent and the Offeror and may, subject to the terms and conditions of the Merger Agreement, be waived by the Parent and the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, except that the Minimum Condition can only be waived with the prior written consent of the Company.

The failure by the Parent and the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

Material Adverse Effect	For purposes of the preceding conditions, the term “Material Adverse Effect” means any change, effect or circumstance that is or would reasonably be expected to (i) prevent or materially delay the Company from consummating the transactions contemplated by the Merger Agreement or (ii) be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance resulting from any of the following:

• changes in general economic, financial market or geopolitical conditions; provided, however, that such changes or conditions do not have a disproportionate or unique effect on the Company;

• general changes or developments in any of the industries in which the Company or its subsidiaries operate; provided, however, that such changes or developments do not have a disproportionate or unique effect on the Company;

• the announcement of the Merger Agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement (but only to the extent that the Company can show that such impact was the direct result of the announcement of the Merger Agreement and the transactions contemplated thereby) or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

• changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof;

• any outbreak or escalation of hostilities or war or any act of terrorism; or

• any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

See Section 13 entitled “The Transaction Documents — Merger Agreement” of this Offer to Purchase.

Expiration of the Offer	The Offer expires on the Expiration Date, unless the Offeror extends the Offer.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Extensions of the Offer	In general, the Offeror may not extend or delay the Expiration Date without the prior written consent of the Company. However, notwithstanding the foregoing, the Offeror may, without receiving the written consent of the Company, extend the Offer and Expiration Date for any period required by the applicable rules and regulations of the SEC and the Nasdaq Global Market.

In addition, so long as the Offer and the Merger Agreement have not been terminated pursuant to the terms thereof, if the conditions thereto have not been satisfied or waived as of any scheduled Expiration Date, the Offeror has agreed to extend the Offer and the Expiration Date at least ten (10) business days but no more than fifteen (15) business days after such previously scheduled Expiration Date; provided, however, that the Offeror will not be required to extend the Offer more than once after all the conditions to the Offer, other than the Minimum Condition, have been met.

In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Subsequent Offering Period(s)	If, on the date on which the Offeror accepts tendered Shares for payment (the “Acceptance Date”), the Parent has not acquired a sufficient number of Shares to enable a merger pursuant to Section 253 of the General Corporation Law of the State of Delaware (a “Short-Form Merger”), the Offeror may provide one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a period that is not less than three (3) nor more than twenty (20) business days in the aggregate, as determined by the Parent.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Ability to Withdraw Tendered Shares	Shares that are tendered in the Offer may be withdrawn at any time prior to 11:59 p.m., New York City time, on September 17, 2007, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after October 16, 2007.

However, if the Offeror provides for a “subsequent offering period,” Shares that are tendered in the Offer may not be withdrawn during such subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

Certain Effects of the Offer; Deregistration	If the Offer is consummated but the Merger does not occur, the number of stockholders and the number of Shares of the Company that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares.

In addition, the Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

The Merger	If the Offer is consummated, the Offeror accepts and pays for all Shares that are tendered in the Offer and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then-outstanding Shares (other than dissenting Shares, Shares held in treasury of the Company and Shares owned directly or indirectly by the Parent, the Offeror or any wholly-owned subsidiary of the Company) will be cancelled and converted into the right to receive $18.70 per Share (or any higher price per Share that is paid in the Offer) net to the holder thereof in cash without interest thereon, less any required withholding taxes.

If the Offeror holds ninety percent (90%) or more of the outstanding Shares following consummation of the Offer, the Parent intends to, and will cause the Offeror and the Company to, consummate the Merger using the Short-Form Merger procedures available under Delaware Law. Neither stockholder approval nor the approval of the Company’s Board of Directors (the “Company Board”) would be required to consummate a Short-Form Merger. Accordingly, if the Short-Form Merger procedures are available, the Parent, the Offeror and the Company will consummate the Merger shortly following the consummation of the Offer.

If the Offeror does not acquire at least ninety percent (90%) of the outstanding Shares pursuant to the Offer, the Parent, the Offeror and the Company will not be permitted to consummate the Merger without the approval of the Company’s stockholders. Under these circumstances, the Company has agreed to call and convene a stockholder meeting as soon as reasonably practicable after the consummation of the Offer for the purpose of voting on the Merger, but this process could take significantly longer than the Short-Form Merger procedures described above. The Parent will be entitled to vote any Shares it holds on the record date for the Company stockholder meeting at which the Merger is voted upon.

Top-Up Option	The Company has irrevocably granted the Offeror an option (the “Top-Up Option”) to purchase up to the number of Shares

(the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to any other Shares directly or indirectly owned by the Parent or the Offeror at the time of such exercise, constitutes one thousand Shares more than ninety percent (90%) of the Shares outstanding immediately after such exercise, at a price per Share that is equal to the price paid for the Shares pursuant to the Offer.

The obligation of the Company to deliver the Top-Up Option Shares is subject to the condition that no provision of any applicable law, rule or regulation will prohibit delivery of the Top-Up Option Shares.

Notwithstanding the foregoing, in no event will the Top-Up Option be exercisable for a number of Shares in excess of the Company’s authorized but unissued Shares, less the number of such Shares reserved for issuance upon the exercise of the vested stock options, warrants and convertible securities outstanding immediately prior to the Expiration Date with an exercise price less than the price per Share paid in the Offer.

The purpose of the Top-Up Option is to enable the Parent, the Offeror and the Company to consummate the Merger using the Short-Form Merger procedures available under Delaware Law.

See Section 12 entitled “Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase.

Appraisal Rights	No appraisal rights will be available in connection with the Offer. If the Offer is consummated, however, appraisal rights will be available in connection with the Merger under Delaware law for those stockholders who do not tender Shares in the Offer.

See Section 17 entitled “Appraisal Rights” of this Offer to Purchase.

Position of the Company Board of Directors	The Company Board recommends that the stockholders of the Company accept the Offer and tender their Shares into the Offer. At a meeting held on August 6, 2007, the Company Board (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Offer and the Merger, and (iii) resolved to recommend that the Company’s stockholders tender their Shares in the Offer.

Accordingly, the Company Board recommends that the Company’s stockholders accept the Offer and tender their Shares into the Offer.

See the “Introduction” to this Offer to Purchase.

See Section 1 entitled “Terms of the Offer” and Section 13 entitled “The Transaction Documents” of this Offer to Purchase for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

Roxy Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of Wipro Limited, a corporation organized under the laws of India, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Infocrossing, Inc., a Delaware corporation, for $18.70 per Share (or any higher price per Share that is paid in the tender offer) net to the holder thereof in cash without interest thereon, less any required withholding taxes, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 6, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Wipro Limited, Roxy Acquisition Corp. and Infocrossing, Inc. The following are some of the questions you may have as a stockholder of Infocrossing, Inc. in connection with the proposed tender offer and the answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Shares?

Roxy Acquisition Corp. is offering to buy your Shares. Roxy Acquisition Corp. is a Delaware corporation and indirect wholly-owned subsidiary of Wipro Limited, which is a corporation organized under the laws of India. Wipro Limited formed Roxy Acquisition Corp. for the sole purpose of acquiring Infocrossing, Inc., and, accordingly, Roxy Acquisition Corp. has not carried on any activities other than in connection with the acquisition of Infocrossing, Inc.

Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Offeror,” “us,” “we” and “our” to refer to Roxy Acquisition Corp. and, where appropriate, the Parent. We use the term the “Parent” to refer to the Wipro Limited alone and the term the “Company” to refer to Infocrossing, Inc.

See the “Introduction” and Section 9 entitled “Certain Information Concerning the Offeror and the Parent” of this Offer to Purchase.

How many Shares are you offering to buy?

The Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to shares of Company common stock that are the subject of the Offer.

See the “Introduction” and Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

How much are you offering to pay for my Shares?

The Offeror is offering to pay you $18.70 per Share (or any higher price per Share that is paid in the Offer) net to the holder thereof in cash without interest thereon, less any required withholding taxes.

Will I have to pay any fees or commissions if I tender my Shares?

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $580,000,000, net of existing cash, to purchase all of the Shares pursuant to the Offer and to pay all related fees and expenses. As of August 15, 2007, the Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $700,000,000. The Offeror will have sufficient cash on hand at the expiration of the Offer on September 17, 2007 (the “Expiration Date”) to pay the offer price for all Shares that are tendered in the Offer because the Parent will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Shares that are tendered in the Offer. The Offer is not conditioned upon any financing arrangements.

See Section 10 entitled “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Shares?

No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the merger that, pursuant to the terms and conditions of the Merger Agreement, will follow the Offer (the “Merger”).

Does the Company’s Board of Directors recommend that I tender my Shares?

The Board of Directors of the Company (the “Company Board”) unanimously:

•	determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders;

•	approved the Merger Agreement, the Offer and the Merger; and

•	resolved to recommend that the Company’s stockholders tender their Shares in the Offer.

Accordingly, the Company Board recommends that the Company’s stockholders accept the Offer and tender their Shares in the Offer.

See the “Introduction” to this Offer to Purchase.

Is there a deadline for tendering my Shares?

You will have until 11:59 p.m., New York City time, on Monday, September 17, 2007, to tender your Shares in the Offer, unless we extend the Offer.

If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described later in this Offer to Purchase.

See Section 1 entitled “Terms of the Offer” and Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Under what circumstances would you extend the Offer?

We will extend the Offer beyond Monday, September 17, 2007:

•	for successive periods of at least ten (10) business days but no more than fifteen (15) business days if any of the conditions to the Offer have not been satisfied or waived as of any then-scheduled expiration date of the Offer in order to permit the satisfaction of the conditions to the Offer; provided, however, that we will not be required to extend the Offer more than once after all the conditions to the Offer, other than the Minimum Condition, have been met; or

•	for any period required by the applicable rules and regulations of the Securities Exchange Commission (the “SEC”) and the Nasdaq Global Market.

In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement and abandon the Offer pursuant to the terms of the Merger Agreement.

The Offeror also may provide for one or more “subsequent offering periods” of between three (3) and twenty (20) business days following the consummation of the Offer.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

What are the most significant conditions to the Offer?

The Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares if:

•	the Minimum Condition (as defined below) has not been satisfied;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been earlier terminated or any other material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent have not been received (or have not been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to the Parent; or

•	at any time after the date of the Merger Agreement and before the expiration of the Offer, any of the following events has occurred:

•	any of the representations and warranties of the Company set forth in the Merger Agreement are not true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” or other similar qualifiers set forth therein) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a “Material Adverse Effect” (as defined below);

•	the Company has not performed in any material respect the obligations, or complied in any material respect with the agreements and covenants, required to be performed by, or complied with by, the Company under the Merger Agreement at or prior to the Expiration Date (as defined below);

•	a Material Adverse Effect has occurred;

•	the Parent has not received a certificate, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (solely in his or her capacity as an officer of the Company without personal liability), to the effect that the conditions set forth in the three preceding paragraphs have been satisfied as of the Expiration Date;

•	a federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, temporary restraining order, legal requirement or other order which is then in effect (whether temporary, preliminary or permanent) has been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits, restrains or enjoins (or would reasonably be expected to prohibit, restrain or enjoin) the consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger; or

•	the Merger Agreement has been terminated in accordance with its terms.

The “Minimum Condition” is the condition that there has been validly tendered and not withdrawn prior to the scheduled expiration of the Offer (as it may be extended from time to time) a number of Shares that, together with all other Shares (if any) beneficially owned by the Parent and its controlled affiliates, including the Offeror, represents at least one Share more than a majority of the number of Shares then outstanding on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares (if any) that the Company would be required to issue pursuant to then-outstanding options, rights and convertible securities (if any) with an exercise price that is equal to or less than $18.70 per Share (or any higher price per Share that is paid in the Offer), but only to the extent then exercisable or exercisable within ninety (90) days following the Expiration Date, assuming that all conditions to such exercisability would be satisfied within such ninety (90) day period).

The foregoing conditions are for the benefit of the Parent and the Offeror and may, subject to the terms and conditions of the Merger Agreement, be waived by the Parent and the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, except that the Minimum Condition can only be waived with the prior written consent of the Company.

The failure by the Parent and the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

For purposes of the preceding conditions, the term “Material Adverse Effect” means any change, effect or circumstance that is or would reasonably be expected to (i) prevent or materially delay the Company from consummating the transactions contemplated by the Merger Agreement or (ii) be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance resulting from any of the following:

•	changes in general economic, financial market or geopolitical conditions; provided, however, that such changes or conditions do not have a disproportionate or unique effect on the Company;

•	general changes or developments in any of the industries in which the Company or its subsidiaries operate; provided, however, that such changes or developments do not have a disproportionate or unique effect on the Company;

•	the announcement of the Merger Agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement (but only to the extent that the Company can show that such impact was the direct result of the announcement of the Merger Agreement and the transactions contemplated thereby) or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

•	changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof;

•	any outbreak or escalation of hostilities or war or any act of terrorism; or

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

See Section 13 entitled “The Transaction Document — Merger Agreement” of this Offer to Purchase.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the broker, dealer, commercial bank, trust company or other nominee that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through the Depositary. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares for more details.

If you are unable to deliver any documents or instruments that are required to tender your Shares to the Depositary for the Offer by the Expiration Date, you may gain some extra time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary for the Offer using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary for the Offer must receive the missing items within the time period specified in the notice.

See Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

May I withdraw previously tendered Shares?

You may withdraw any previously tendered Shares at any time prior to 11:59 p.m., New York City time, on Monday, September 17, 2007 or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Shares at any time after Tuesday, October 16, 2007.

If we provide for a “subsequent offering period,” however, you will not be able to withdraw any Shares that you previously tendered in the Offer or any of the Shares that you tender during the subsequent offering period.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the Depositary, while you still have the right to withdraw the Shares.

If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

If I decide not to tender my Shares, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then-outstanding Shares (other than dissenting Shares, Shares held in treasury of the Company and Shares owned directly or indirectly by the Parent, the Offeror or any wholly-owned subsidiary of the Company) will be cancelled and converted into the right to receive $18.70 per Share (or any higher price per Share that is paid in the Offer) net to the holder thereof in cash without interest thereon, less any required withholding taxes.

If the Merger is consummated, Company stockholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that you will be paid earlier if you tender your Shares in the Offer and appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17 entitled “Appraisal Rights” of this Offer to Purchase. However, if the Offer is consummated but the Merger is not consummated, the number of Company stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

See the “Introduction” and Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

If the Offer is consummated, will the Company remain a public company?

No. Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, the Company no longer will be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

•	there may not be a public trading market for the Shares; and

•	the Company may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer.

See Section 17 entitled “Appraisal Rights” of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

On August 3, 2007, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of the Company common stock reported was $17.73 per share. On August 16, 2007, the last full day of trading before the commencement of the Offer, the reported closing price of the Company’s Shares was $18.06 per share. We encourage you to obtain a recent quotation for shares of the Company common stock in deciding whether to tender your Shares.

See Section 6 entitled “Price Range of Shares; Dividends on the Shares” of this Offer to Purchase.

What will happen to my Company Option in the Offer and the Merger?

Immediately prior to the time at which the Merger becomes effective (the “Effective Time”), the Company will cancel each vested and unvested option to purchase Shares (each a “Company Option”) that was granted pursuant to a Company option plan and is issued and outstanding as of the Effective Time. Upon cancellation, you will be entitled to receive from the Company or the Offeror an amount in cash equal to the product of (i) the number of Shares previously subject to such Company Option and (ii) the excess, if any, of $18.70 (or any higher price per Share that is paid in the Offer) over the exercise price per Share previously subject to such Company Option, less any required withholding taxes.

What will happen to my Company Warrant in the Offer and Merger?

Each warrant to purchase Shares (each a “Company Warrant”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a sum of cash equal to the product of (i) the number of Shares subject to such Company Warrant immediately prior to the Effective Time, multiplied by (ii) (x) $18.70 per Share (or any higher price per Share that is paid in the Offer), minus (y) the per share exercise price of the Company Warrant, without interest.

What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes.

In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of fifteen percent (15%) if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates.

See Section 5 entitled “Material United States Federal Income Tax Consequences” of this Offer to Purchase.

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of United States, federal, state and local tax laws or foreign tax laws.

Whom should I call if I have questions about the Offer?

You may call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885, or Citigroup Global Markets Inc., the dealer manager for the Offer, at (866) 802-6608. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Common Stock of Infocrossing, Inc.:

INTRODUCTION

Roxy Acquisition Corp., a Delaware corporation (the “Offeror”) and indirect wholly-owned subsidiary of Wipro Limited, a corporation organized under the laws of India (the “Parent”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Infocrossing, Inc., a Delaware corporation (the “Company”), at a purchase price of $18.70 per Share (or any higher price per Share that is paid in the Offer) in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to that certain Agreement and Plan of Merger, dated as of August 6, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Offeror and the Company. The Offeror is a corporation newly formed by the Parent in connection with the acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Offeror and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, the Offeror will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and be an indirect wholly-owned subsidiary of the Parent. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12 entitled “Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase. In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned directly or indirectly by the Parent, the Offeror or any wholly-owned subsidiary of the Company, each of which will be automatically cancelled and retired) will be automatically cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised, will be converted into a right to receive $18.70 per Share (or any higher price per Share that is paid in the Offer) net to the holder thereof in cash without interest thereon, less any required withholding taxes (the “Offer Price”). The Merger Agreement is more fully described in Section 13 entitled “The Transaction Documents” of this Offer to Purchase, which also contains a discussion of the treatment of stock options.

Tendering stockholders who are record holders of their Shares and tender directly to Continental Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of the Depositary, MacKenzie Partners, Inc. (the “Information Agent”) and Citigroup Global Markets Inc. (the “Dealer Manager”) for their respective services in connection with the Offer and the Merger. See Section 18 entitled “Fees and Expenses” of this Offer to Purchase.

The Board of Directors of the Company (the “Company Board”) has unanimously approved the Merger Agreement, the Offer and the Merger and has determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the stockholders of the Company. Accordingly, the Company Board recommends that you accept the Offer and tender your Shares to the Offeror pursuant to the Offer.

The Company has advised the Parent that, on August 6, 2007, the Company Board received the opinion of Credit Suisse Securities (USA) LLC (“Credit Suisse”), the Company’s exclusive financial advisor, to the effect that, as of August 6, 2007 and based upon and subject to, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse, the $18.70 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of Credit Suisse’s written opinion, dated August 6, 2007, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse in rendering its opinion, will be attached as an exhibit to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission

(the “SEC”) and which will be mailed to the Company’s stockholders. Holders of Shares are urged to read the opinion carefully and in its entirety.

The opinion was provided to the Company Board for its information in connection with its evaluation of the $18.70 per Share cash consideration to be received by holders of Shares in the Offer and the Merger, relates only to the fairness, from a financial point of view, of such cash consideration, and does not address any other aspect of the Offer or the Merger. The opinion also does not address the relative merits of the Offer and the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Offer and the Merger. The opinion is not intended to, and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender Shares in the Offer or as to how such stockholder should vote or act on any matter relating to the Offer or the Merger.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined below). See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase for a description of all of the conditions to the Offer, including the Minimum Condition.

The Company has represented that as of as of August 15, 2007, 22,551,194 Shares were issued and outstanding, an aggregate of 3,444,757 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding options (each a “Company Option”), 931,134 Shares were reserved for issuance upon the exercise of warrants (each a “Company Warrant”), and 5,673,759 Shares were reserved for issuance upon the conversion of the Company’s outstanding 4.0% Convertible Senior Notes due July 15, 2024. The Company has informed the Parent that as of August 15, 2007, 3,433,731 Shares subject to Company Options have an exercise price that is equal to or less than $18.70 per Share and 931,134 Shares subject to Company Warrants have an exercise price that is equal to or less than $18.70 per Share. Neither the Parent nor the Offeror currently beneficially owns any Shares except insofar as the Tender and Voting Agreements described in Section 13 entitled “The Transaction Documents — Tender and Voting Agreements” of this Offer to Purchase may be deemed to constitute beneficial ownership. The Parent and the Offeror each disclaims such beneficial ownership. Based on the foregoing, the Offeror believes that approximately 16,294,911 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by the Company. Two of the Company’s executive officers, owning in the aggregate approximately 6.41% of the Company’s issued and outstanding Shares as of August 10, 2007, already have agreed to tender their Shares into the Offer pursuant to the Tender and Voting Agreements. See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 entitled “Withdrawal Rights” of this Offer to Purchase. The term “Expiration Date” means 11:59 p.m., New York City time, on Monday, September 17, 2007, unless the Offeror has extended the period of time for which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

If the conditions to the Offer have not been satisfied or waived as of any scheduled Expiration Date, the Offeror will extend the Offer and the Expiration Date to a date that is at least ten (10) business days but no more than fifteen (15) business days after such previously scheduled Expiration Date, provided that the Offeror will not be required to extend the Expiration Date more than once after all the conditions to the Offer, other than the Minimum Condition, have been met.

The Offeror’s ability and obligation to extend the Offer is subject to the parties’ right to terminate the Merger Agreement if the Offer and Merger are not consummated by February 6, 2008, and the parties’ rights otherwise to terminate the Merger Agreement and Offer pursuant to the terms of the Merger Agreement.

If, on the date on which the Offeror accepts tendered Shares for payment (the “Acceptance Date”), the Parent has not acquired a sufficient number of Shares that, together with the Top-Up Option Shares (as defined below). would enable a merger pursuant to Section 253 of the General Corporation Law of the State of Delaware (a “Short-Form Merger”), the Offeror may provide one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a period that is not less than three (3) nor more than twenty (20) business days in the aggregate, as determined by the Parent.

The Offeror has also agreed in the Merger Agreement that, without the prior written consent of the Company, it will not (i) decrease the price per Share paid in the Offer (the “Offer Price”), (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or waive satisfaction of the Minimum Condition, (v) impose additional conditions to the Offer, (vi) modify or amend the conditions to the Offer set forth in Annex I of the Merger Agreement (other than to waive any condition other than the Minimum Condition), or (vii) modify or amend any other term of the Offer in a manner adverse to the holders of the Shares or which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Offer and the transactions contemplated by the Merger Agreement.

The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase. The Offeror believes the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is approximately 16,294,911.

Subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment) pending the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the receipt of any material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent, and, subject to the limitations set forth in the Merger Agreement, not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the failure of any of the offer conditions, by giving oral or written notice of such delay or termination to the Depositary. The Offeror’s right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition) or increase the Offer Price. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum of ten (10) business days is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The Company has provided the Offeror with the Company’s list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares pending the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent. See Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at the Depositary Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized), and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the Depositary of the Offeror’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase, the Depositary, nevertheless, on behalf of the Offeror, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 entitled “Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest be paid on the purchase price for Shares by the Offeror by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, the Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3.	Procedure for Tendering Shares.

Valid Tenders.  For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with the DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee.  Except as otherwise provided below, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “Eligible Guarantor Institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) (each an “Eligible Institution”). Signatures on the Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder or holders of the Shares (which includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder or holders have not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if such tender complies with all of the following guaranteed delivery procedures:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup United States Federal Income Tax Withholding.  Stockholders may be subject to backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer unless each stockholder provides the Depositary with its correct taxpayer identification number and certifies that it is not subject to backup United States federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. Certain stockholders (including, among others, certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. See Instruction 8 set forth in the Letter of Transmittal.

Determinations of Validity.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in

Section 1 entitled “Terms of the Offer” of this Offer to Purchase) or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Parent, the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.  By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after August 6, 2007), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute, in his sole discretion, deems proper. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of the Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer. The Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after October 16, 2007; provided, however, that there will be no withdrawal rights during any Subsequent Offering Period. If all conditions to the Offer have been met or waived, the Offeror must pay for all Shares tendered and immediately accept and pay for all Shares tendered and not withdrawn prior to the Expiration Date, and any Shares tendered during any “subsequent offering period” pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer will fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Parent, the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

5.	Material United States Federal Income Tax Consequences.

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders that hold their Shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any aspect of state, local or foreign taxation.

The material United States federal income tax consequences set forth below are based on the Code and the applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effects. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger to such stockholder, including the application and effect of state, local and other tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes and will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of fifteen percent (15%) if the Shares were held for more than one year, and ordinary income tax rates if held for one year or less. Net capital losses may be subject to limits on deductibility.

Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a twenty-eight percent (28%) rate. See Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase. Backup withholding generally applies if the stockholder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, or (iii) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Certain stockholders (including, among others, certain foreign individuals and entities) are not subject to backup withholding. Each stockholder should consult with such holder’s own tax advisor as to such holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute

Form W-9 included in the Letter of Transmittal. Tendering stockholders who are not U.S. citizens or U.S. resident aliens should complete the Form W-8BEN included in the Letter of Transmittal in order to avoid backup withholding.

6.	Price Range of Shares; Dividends on the Shares.

The Shares currently trade on the Nasdaq Global Market under the symbol “IFOX.” The following table sets forth the high and low closing sales prices per Share for the periods indicated, as reported in published financial sources.

	High	Low

Year Ended December 31, 2005:
First Quarter	$19.30	$14.84
Second Quarter	16.95	10.18
Third Quarter	12.75	8.48
Fourth Quarter	9.29	6.60
Year Ended December 31, 2006:
First Quarter	$12.70	$8.90
Second Quarter	13.03	10.33
Third Quarter	13.41	10.74
Fourth Quarter	16.47	11.74
Year Ending December 31, 2007:
First Quarter	$17.71	$13.66
Second Quarter	18.47	14.92
Third Quarter (through August 16, 2007)	18.39	16.92

On August 3, 2007, the last full day of trading before the public announcement by the Company of its execution of an agreement with the Parent and the Offeror to acquire the Company at a price of $18.70 per share, the last reported sale price of the Company’s common stock was $17.73 per share. On August 16, 2007, the last full day of trading before the commencement of the Offer, the reported closing price of the Company’s common stock was $18.06 per share. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

The Company has not paid dividends to holders of the Shares since the Company’s inception. Certain provisions of a credit agreement to which the Company is a party do not permit the Company to pay cash dividends on the Company’s common stock.

7.	Effect of Offer on Listing, Market for Shares and SEC Registration.

The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than the Offeror.

If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continuing inclusion in Nasdaq, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued inclusion in Nasdaq if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on Nasdaq will be discontinued. In the event the Shares are no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held

Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration is terminated, the Company will no longer be legally required to disclose publicly in proxy materials distributed to stockholders the information that is it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and ten percent (10%) stockholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders’ meetings; and the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.	Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither the Parent nor the Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither the Parent nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent or the Offeror.

The Company is a Delaware corporation with its principal executive offices located at 2 Christie Heights Street, Leonia, NJ 07605. The Company’s telephone number is (201) 840-4700. The Company is a provider of selective IT infrastructure, enterprise application and business process outsourcing services delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage the Company’s robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to the Company.

Additional Information.  The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 30, 2007, distributed to the Company’s stockholders. Such information will also be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a

World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.	Certain Information Concerning the Parent and the Offeror.

The Parent is a corporation organized under the laws of India, with its principal executive offices located at Doddakannelli, Sarjapur Road, Bangalore, Karnataka 560035, India. The telephone number for the Parent’s principal executive offices is +91-80-2844-0011. The Parent provides comprehensive IT solutions and services, including systems integration, information systems outsourcing, package implementation, software application development and maintenance, and research and development services to corporations globally. The Parent is the first PCMM Level 5 and SEI CMM Level 5 certified IT Services company globally. The Parent’s Global IT Services business was recently assessed a Level 5 for CMMI V 1.2 across Offshore and Onsite development centers. In the Indian market, the Parent is a leader in providing IT solutions and services for the corporate segment in India offering system integration, network integration, software solutions and IT services. The Parent also has a profitable presence in niche market segments of infrastructure engineering and consumer products & lighting. In the Asia Pacific and Middle East markets, the Parent provides IT solutions and services for global corporations.

The Offeror is a Delaware corporation and indirect wholly-owned subsidiary of the Parent, with its principal executive offices located at 11th Floor, 2 Tower Center Blvd., East Brunswick, New Jersey 08816. The telephone number of the Offeror’s principal executive offices is (732) 509-1516. To date, the Offeror has engaged in no activities other than those incident to its formation and the commencement of the Offer.

Annex I attached hereto contains the name, business, current principal occupation or employment, the five-year material employment history, and the citizenship of, and certain other information relating to, each director and executive officer of the Parent and the Offeror.

Except as set forth in Section 13 entitled “The Transaction Documents — Tender and Voting Agreements” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of the Parent or the Offeror and, to the knowledge of the Parent and the Offeror, none of the persons listed in Annex I hereto or any associate or majority-owned subsidiary of the Parent or the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Parent or the Offeror and, to the knowledge of the Parent and the Offeror, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Parent or the Offeror and, to the knowledge of the Parent and the Offeror, the persons referred to in clause (i) above has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between the Parent, the Offeror, their subsidiaries or, to knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Parent, the Offeror, their subsidiaries or, to the knowledge of the Parent or the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information.  The Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with the Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the

SEC in the same manner as set forth with respect to the Company in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

10.	Source and Amount of Funds.

The Parent and the Offeror estimate that it will cost an aggregate of approximately $580,000,000, net of existing cash, to purchase all the Shares pursuant to the Offer and to pay related fees and expenses. As of August 15, 2007, the Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $700,000,000. The Offeror expects to fund the consideration payable for the Shares through the Parent’s internally available cash and securities and cash generated through operations or available through bank loans.

11.	Background of Offer; Past Contacts or Negotiations with the Company.

In mid 2006, members of management of the Parent met with the senior management of the Company, who were examining whether it made strategic sense to off shore a portion of the Company’s business. Informal communications between the Company and the Parent continued during the following months and, on or around September 11, 2006, senior management of the Company and the Parent, and their respective financial advisors met to discuss, among other things, the Company’s business and operations. As a result of these informal discussions, the Parent engaged Citigroup Global Markets Inc. to help it consider an acquisition of the Company, and in October 2006 the Parent requested non-public information from the Company and entered into a mutual confidentiality agreement with the Company. On or around November 10, 2006, the Parent and its financial advisor met with the Company’s management at the Company’s headquarters for initial management presentations and began its due diligence review of the Company.

After the September 11, 2006 meeting and continuing through the spring of 2007, several conversations between the Company and the Parent took place and requests for information regarding the Company were made by the Parent. In particular, meetings between the senior management and the Parent and the Company’s senior management, which included each party’s financial advisors, took place on November 10, 2006 and January 29, 2007. During these meetings and conversations, among other things, the parties began to discuss on a preliminary basis, the possibility of a business combination between the Company and the Parent.

On March 26, 2007, the Parent sent to the Company a written indication of interest for an acquisition of the Company at a value of $16.00 to $17.50 per share in cash. The Parent’s indication of interest was subject to a number of conditions, including satisfactory completion of due diligence. The Parent also requested an exclusivity period of 45 days to complete due diligence and negotiate a definitive agreement, but no such agreement was entered into at that time.

In April 2007, the Board of Directors of the Parent met and approved pursuit of a potential acquisition of the Company, subject to completion of due diligence. During the months of April and May 2007, the Company provided the Parent with due diligence materials through an online data room. Over such period the Parent conducted due diligence, but was not provided with all the necessary information it requested, particularly financial information; therefore, at the beginning of June 2007 the Parent suspended its due diligence review pending receipt of requested information.

The Parent continued discussions with the Company’s financial advisors. On July 18 and 19, 2007, the Board of Directors of the Parent met and authorized an increase in the indication of interest. On or about July 20, 2007, the Parent verbally indicated to representatives of Credit Suisse that it would revise the initial indication of interest to $18.00 to $18.50 per Share, subject to the Parent receiving exclusivity. Representatives of Credit Suisse distributed to the Parent a form of merger agreement prepared by Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), the Company’s legal advisor, and the Parent reengaged its advisors and restarted its due diligence review.

On or around July 27, 2007, the Parent informed Credit Suisse that it was willing to revise the indication of interest to $18.50 to $19.00 per share but conditioned on being granted exclusivity. Credit Suisse thereafter informed the Parent that the Company would accept these terms upon receipt of a revised draft of their merger agreement.

On August 1, 2007, counsel at Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), the Parent’s legal advisor, sent to Gibson Dunn a marked up draft of the proposed form of merger agreement. The next day, on August 2, 2007, the Company executed an exclusivity agreement with the Parent. Under the terms of the exclusivity agreement, the Company agreed not to solicit alternative proposals for a period of five days, and in exchange the Parent agreed to complete confirmatory due diligence of the Company by the end of the exclusivity period and reaffirmed its intent to submit an offer at a price range of $18.50 to $19.00 per Share in cash.

From August 2, 2007 through August 6, 2007, Gibson Dunn and Wilson Sonsini continued to negotiate the terms of the definitive merger agreement. Important issues negotiated by counsel included matters related to the conditions to the Parent’s obligations to complete the transaction. The Parent also agreed that the transaction be structured as a tender offer to be followed by a back-end merger.

On Friday, August 3, 2007, unconfirmed news reports surfaced that the Parent and the Company were in discussions regarding a potential transaction. In light of this development, the Company requested that the Parent accelerate the completion of its due diligence of the Company and submit by the end of the weekend a final offer price. Throughout August 4 and August 5, 2007, the Parent continued its due diligence review and counsel to the Company and the Parent continued negotiation of the merger agreement and ancillary documentation. Mr. Zach Lonstein, Chairman and Chief Executive Officer of the Company, and Mr. Robert Wallach, President and Chief Operating Officer of the Company, also agreed, at the Parent’s request, to execute tender and voting agreements with the Parent, whereby they agreed to tender their Shares in the Offer.

On the evening of August 5, 2007, the Parent completed its due diligence review of the Company and the Parent’s representatives delivered an offer to acquire 100% of the Company’s outstanding shares at $18.50 per Share in cash. The Parent also requested that the Company agree to a termination fee equal to 4% of the equity value of the transaction. However, after further negotiations that evening between members of senior management of the Company and the Parent, and their respective advisors, the Parent increased its offer price to $18.70 per share and agreed to a lower termination fee of $17,300,000, plus up to $1,000,000 of transaction expenses. Thereafter, counsel to the Company and the Parent finalized the merger agreement and ancillary legal documentation.

On the morning of August 6, 2007, the Company’s Board met with the Company’s outside legal and financial advisors. Following the meeting of the Company’s Board, the parties entered into the Merger Agreement. Representatives of the Parent, and Messrs. Lonstein and Wallach also executed the tender and voting agreements.

The Merger Agreement was announced by the parties prior to the opening of the financial markets in New York City on August 6, 2007 and the Offer was commenced on August 17, 2007.

12.	Purpose of the Offer; The Merger; Plans for the Company.

Purpose.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for the Offeror to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, the Offeror and the Parent intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Wipro Inc., a Delaware corporation and wholly-owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

Approval.  Under the General Corporation Law of the State of Delaware (the “DGCL”), the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares may be required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the Short-Form Merger provisions of the DGCL described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. If stockholder approval for the Merger is required, the Parent intends to cause the Company Board to set the record date for the stockholder approval for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe the Offeror will have sufficient voting power to cause the adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

Stockholder Meetings.  Pursuant to the Merger Agreement, if a stockholder vote is required, the Company has agreed to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger Agreement. The Company, acting through the Company Board, has further agreed that, if a stockholders’ meeting is convened, the Company Board will recommend that the stockholders of the Company vote to adopt the Merger Agreement. At any such meeting, all of the Shares then owned by the Parent, the Offeror and any of the Parent’s other subsidiaries, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger Agreement.

Board Representation.  See Section 13 entitled “The Transaction Documents” of this Offer to Purchase. Pursuant to the terms of the Merger Agreement, once the Offeror has, pursuant to the Offer, accepted for payment more than a majority of the Shares, and from time to time thereafter as such Shares are acquired by the Parent or the Offeror, the Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give the Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Company Board of Directors equal to at least that number of directors equaling the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares owned by the Parent or any of its affiliates bears to the total number of Shares then outstanding. The directors of the Offeror immediately prior to the consummation of the Merger will be the initial directors of the surviving corporation and will hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal.

Short-form Merger.  Under the DGCL, if the Offeror acquires, pursuant to the Offer, at least ninety percent (90%) of the outstanding Shares, the Offeror will be able to complete the Merger without a vote of the Company’s stockholders. In such event, the Parent and the Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. However, if the Offeror does not acquire at least ninety percent (90%) of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as soon as practicable following consummation of the Offer to consider and vote on the Merger Agreement, if a stockholders’ vote is required.

Rule 13e-3.  The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company.  The Parent and the Company have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of the Parent and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions.  Except as described above or elsewhere in this Offer to Purchase, the Parent and the Offeror have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company

Board or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

13.	The Transaction Documents.

Merger Agreement.  The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as Exhibit 1 of the Statement on Schedule 13D filed by the Parent on August 15, 2007. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

Commencement.  The Merger Agreement provides for the commencement of the Offer no later than ten (10) business days after the execution of the Merger Agreement.

Top-Up Option.  The Company has granted to the Offeror an irrevocable option (the “Top-Up Option”), exercisable only on or after the Offeror’s acceptance of tendered Shares for purchase, to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by the Offeror or the Parent at the time of such exercise, would constitute one thousand Shares more than ninety percent (90%) of the Shares outstanding immediately after exercise of the Top-Up Option, at a price per share equal to the Offer Price (or any higher price per Share that is paid in the Offer); provided, however, that in no event will the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized but unissued Shares, less the number of such Shares reserved for issuance in respect of vested stock options, warrants and convertible securities outstanding immediately prior to the expiration of the Offer with an exercise price less than the Offer Price.

Subject to certain exceptions set forth in the Merger Agreement, the Offeror may exercise the Top-Up Option at any one time after the time of acceptance for payment of the Shares by the Offeror (the “Acceptance Time”) and prior to the earlier to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement pursuant to its terms. The obligation of the Company to deliver the Top-Up Option Shares is subject to the condition that no provision of any applicable law, rule or regulation will prohibit delivery of the Top-Up Option Shares.

Merger.  The Merger Agreement provides that, after the purchase of the Shares pursuant to the Offer, and on the second (2nd) business day after the adoption of the Merger Agreement by the stockholders of the Company, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, the Offeror will be merged with and into the Company, with the Company continuing as the Surviving Corporation, with the corporate name it possesses immediately prior to the Merger.

Vote Required to Approve Merger.  See Section 12 entitled “Purpose of the Offer; the Merger; Plans for the Company” of this Offer to Purchase.

Conversion of Securities.  At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Parent, the Offeror or the Company, or by any direct or indirect wholly-owned subsidiary of the Parent, the Offeror or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), and (ii) Shares owned by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their dissenters’ rights of appraisal in respect of such Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (or any higher price per Share that is paid in the Offer), without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share.

Treatment of Stock Options.  Immediately prior to the Effective Time, the Company will cancel each vested and unvested option to purchase Shares (each a “Company Option”) that was granted pursuant to a Company option plan and is issued and outstanding as of the Effective Time. Upon cancellation, each holder of a Company Option will be entitled to receive from the Company or the Offeror an amount in cash equal to the product of (i) the number of Shares previously subject to such Company Option and (ii) the excess, if any, of $18.70 (or any higher price per Share paid in the Offer) over the exercise price per Share previously subject to such Company Option, less any applicable income and payroll taxes.

Treatment of Warrants.  Each warrant to purchase Shares (each a “Company Warrant”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a sum of cash equal to the product of (i) the number of Shares subject to such Company Warrant immediately prior to the Effective Time, multiplied by (ii) (x) $18.70 per Share (or any higher price per Share that is paid in the Offer), minus (y) the per share exercise price of the Company Warrant, without interest.

Conditions to Obligations of All Parties to Merger Agreement.  The obligations of each of the parties to effect the Merger are subject to the following conditions:

(i) If approval of the Merger by the Company stockholders is required by Delaware law, the affirmative vote of the holders of a majority of the then-outstanding Shares, voting together as a class (the “Requisite Stockholder Approval”) has been obtained;

(ii) The Offeror (or the Parent on the Offeror’s behalf) have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn; and

(iii) The waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any comparable foreign competition law, if applicable, has been terminated or has expired.

Conditions to Obligations of the Offeror.  See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

Schedule 14D-9.  The Merger Agreement provides that the Company will file with the SEC, on the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 that will comply in all material respects with the provisions of all applicable securities laws. The Company has agreed to cause such Schedule 14D-9 to be disseminated to the stockholders of the Company concurrently with (and in the same mailing envelope as) the Offer Documents.

Board of Directors.  Effective upon the acceptance for payment by the Parent or the Offeror for all Shares tendered pursuant to the Offer which represent at least a majority of the Shares outstanding, and from time to time thereafter as Shares are acquired by the Parent or the Offeror, the Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give the Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Company Board equal to at least that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company and to the number of the Independent Directors specified below) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Parent or any affiliate of the Parent (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its subsidiaries) bears to the number of Shares outstanding; provided, however, that, in the event that the Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board will have at least two (2) directors who were directors on August 6, 2007 who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of the Parent (one or more of such directors, the “Independent Directors”); provided further, that if there is in office only one Independent Director, the Company Board will take all reasonable action necessary to cause a person designated by the remaining Independent Director to fill such vacancy who will be neither an officer of the Company nor a designee, stockholder, affiliate or associate of the Parent, and such person will be deemed to be an Independent Director for purposes of the Merger Agreement, or, if no Independent Directors remain, the other directors will designate two persons to fill the vacancies who will be neither an officer of the Company nor a designee, stockholder, affiliate or associate of the Parent, and each such person will be deemed to be an Independent Director for purposes of the Merger Agreement.

Representations and Warranties.  The Merger Agreement contains various customary representations and warranties, from both the Parent and the Offeror as well as the Company.

Conduct of the Company’s Business Pending Merger.  Subject to certain exceptions set forth in the Merger Agreement, during the period from the date of the Merger Agreement until the earlier to occur of the of the termination of the Merger Agreement pursuant to the terms thereof and the Acceptance Date, the Company will conduct the business of the Company and its subsidiaries in their ordinary course of business, and the Company and its subsidiaries will use their respective commercially reasonable efforts to pay their respective taxes when due, keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, preserve intact their business organization and preserve in all material respects their present relationships with customers, suppliers and other persons with which they have material business relations. Between the date of the Merger Agreement and the earlier to occur of its termination pursuant to its terms and the Acceptance Date, subject to certain exceptions set forth in the Merger Agreement, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of, lease, license, grant or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Options or in order to pay taxes in connection with the exercise of Company Options pursuant to the terms of a Company plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) acquire or sell (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(f) acquire or sell any assets that are material to the Company and its subsidiaries taken as a whole, other than (i) purchases or dispositions of inventory and other assets in the ordinary course of business or (ii) other purchases or dispositions in an amount not to exceed $500,000 individually or in the aggregate;

(g) enter into or amend in any material respect any material contract or contract which, if entered into prior to the date of the Merger Agreement would be a material contract (provided that the Company and its subsidiaries may (i) enter into new customer contracts, (ii) amend any existing customer contract provided that such amendment does not materially reduce the economic benefit of such contract to the Company and its subsidiaries and (iii) enter into a new or amend an existing supplier agreement provided that such agreement does not require annual payments by the Company and its subsidiaries in excess of $1,000,000);

(h) authorize any capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget;

(i) other than capital leases incurred in the ordinary course of business consistent with past practices, incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than for amounts set forth in the Company’s capital expenditure budget;

(j) except to the extent required under any Company plan or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to employees who are not directors or executive officers), (ii) grant any severance or termination pay not provided for under any Company plan, or (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for at will offers of employment in the ordinary course of business with employees who are not directors or officers, or establish, adopt, enter into or amend in any material respect or terminate any Company plan;

(k) make any material change in any accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principals or regulatory requirements with respect thereto;

(l) other than in the ordinary course of business or as required by applicable law (i) make or change any material tax election, (ii) enter into any settlement or compromise of any material tax liability, (iii) file any material amended tax return, (iv) adopt or change any tax accounting method or annual tax accounting period, (v) enter into any closing agreement relating to any material tax, (vi) surrender any right to claim a material tax refund, or (vii) consent to the extension or waiver of the limitations period applicable to any material tax claim or assessment;

(m) settle or compromise any litigation;

(n) transfer or license any rights to any material intellectual property of the Company to any person or entity, or enter into or amend or modify any agreements or make other commitments or arrangements to grant, transfer or license to any person any present or future rights to any material intellectual property of the Company other than non-exclusive licenses granted in the ordinary course of business and consistent with past practice;

(o) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned subsidiaries of the Company); or

(p) agree to take any of the actions described in Sections (a) through (o) above.

Indemnification and Insurance.  The Parent has agreed to cause the Surviving Corporation, from the Effective Time through the sixth anniversary thereof, to indemnify and hold harmless each present and former officer, director or employee of the Company and its subsidiaries, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an indemnified party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the transactions and actions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, the parties have agreed that (x) each indemnified party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) business days of receipt by the Surviving Corporation from the indemnified party of a request therefore; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company’s certificate of incorporation or bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) the Surviving Corporation will not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such indemnified party under the Merger Agreement), unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such action, suit, proceeding, investigation or claim or such indemnified party otherwise consents, and (z) the Surviving Corporation will cooperate in the defense of any such matter.

The Parent has agreed to cause the Surviving Corporation to keep in effect for a period of not less than six (6) years from the Effective Time (or, in the case of matters occurring prior to the Effective Time that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such matters are finally resolved) all provisions in the Company’s certificate of incorporation and bylaws in effect immediately prior to the date of the Merger Agreement that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL, and such provisions will not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

The Parent has also agreed to maintain, or will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that the Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous to any beneficiary thereof from its current carrier or another carrier with a rating no lower than the A.M. Best rating of A) with respect to matters existing or occurring at or prior to the Effective Time. In order to maintain or procure such coverage, the Parent and the Surviving Corporation will not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than two hundred seventy-five percent (275%) of the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the “Cap”). If equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Parent or the Surviving Corporation will be required to only obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

If the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then proper provision will be made so that the successors and assigns of the Surviving Corporation, or at the Parent’s option, the Parent, will succeed to the foregoing obligations. In addition, the Surviving Corporation will not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy indemnification obligations under the Merger Agreement.

Employment and Employee Benefits Matters.  The Parent has agreed that as of the Effective Time and ending on the first anniversary thereof, the Parent will cause the Surviving Corporation to maintain for any current, former or retired employee, officer, consultant, independent contractor or director of the Company and its subsidiaries (“Company Employees”): (i) salary and paid time off as in effect when the Merger Agreement was signed, and (ii) the level of severance benefits for such period under the Company’s severance policy. In addition, the Parent agreed to give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by the Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior to the Effective Time. The Parent has also agreed that Company Employees will not be subject to any pre-existing condition limitation under any health employee benefit plan of the Parent or the Surviving Corporation for any condition for which they would have been entitled to coverage under a plan of the Company in which they participated prior to the Effective Time, and that, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the closing of the Merger occurs.

Alternative Proposals.  The Company has agreed that neither it nor any subsidiary of the Company will, and that it will cause its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its subsidiaries (each a “Representative”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined below), (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, or (v) resolve to propose or agree to do any of the foregoing.

The Company will and will cause each of its subsidiaries and Representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal, in each case that exist as of the date of the Merger Agreement.

Notwithstanding the foregoing, the Company may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of the terms described in the first paragraph of this subsection, and which the Company Board determines, in good faith, after consultation with its outside counsel and financial advisors, could reasonably be expected to lead to a Superior Proposal (as defined below), (i) furnish nonpublic information with respect to the Company and its subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a confidentiality agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; in each case of clauses (i) and (ii) above to the extent that the Company Board determines in good faith, after consultation with outside counsel, that doing so is necessary to satisfy its fiduciary duties under applicable law; provided, however, that the Company will provide or make available to the Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to the Parent.

Subject to the terms of the Merger Agreement, neither the Company Board nor any committee thereof will (i) withdraw or modify in a manner adverse to the Parent or the Offeror, or publicly propose to withdraw or modify in a manner adverse to the Parent or the Offeror, its recommendation that the stockholders of the Company tender their Shares in the Offer and vote in favor of the Merger (the “Recommendation”), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to the Acceptance Date, the Company Board determines in good faith, after consultation with outside counsel, that failure to so withdraw or modify its Recommendation could reasonably be expected to violate its fiduciary duties under applicable law, the Company Board or any committee thereof may withdraw or modify its Recommendation (a “Change of Recommendation”).

The Company promptly (and in any event within 48 hours) will advise the Parent orally and in writing of (i) any written Alternative Proposal, (ii) any written request for non-public information relating to the Company or its subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (iii) any written inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry. The Company will keep the Parent reasonably informed on as current a basis as is reasonably practicable of the status (including any material changes to the terms thereof) of any such Alternative Proposal or indication or inquiry. In addition to the foregoing, the Company will (i) provide the Parent with at least forty eight (48) hours prior written notice (or such lesser prior notice as provided to the members of Company Board but in no event less than eight (8) hours) of any meeting of the Company Board at which the Company Board is reasonably expected to consider an Alternative Proposal, and (ii) provide the Parent with at least one (1) business day prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to approve, endorse or recommend a Superior Proposal, together with such notice a copy of the definitive documentation relating to such Superior Proposal that is then available.

As used in the Merger Agreement, “Alternative Proposal” means any inquiry, proposal or offer from any person or group of persons other than the Parent or one of its subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger.

As used in the Merger Agreement, “Superior Proposal” means any Alternative Proposal (i) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of the Company’s Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and the Merger Agreement and (ii) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Proposal will be deemed to be references to “60%.”

Termination.  The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Acceptance Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of the Parent, the Offeror and the Company;

(b) by the Parent or the Company if any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States has issued a final order, decree or ruling, or taken any other final action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action is or has become final and nonappealable;

(c) by either the Parent or the Company if the Acceptance Time has not occurred on or before February 6, 2008 (the “Termination Date”);

(d) by the Company:

(i) subject to certain exceptions set forth in the Merger Agreement, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Parent or the Offeror contained in the Merger Agreement that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Parent’s ability to complete the Offer, and such breach is incapable of being cured by the Termination Date;

(ii) subject to the terms and conditions set forth in the Merger Agreement, prior to the Acceptance Date, in order to enter into a definitive agreement with respect to a Superior Proposal; or

(iii) if (x) the Offeror has terminated the Offer or failed to extend the Offer in accordance with the terms of the Merger Agreement, (y) the Offeror has failed to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer at any Expiration Date in accordance with the terms of Merger Agreement or (z) the Offeror has failed to commence the Offer within ten (10) days after the date of the Merger Agreement; or

(e) by the Parent:

(i) subject to the terms of the Merger Agreement, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in the Merger Agreement such that certain conditions set forth in Annex I to the Merger Agreement are not satisfied and such breach is incapable of being cured by the Termination Date;

(ii) if the Company Board has withdrawn, modified or changed in a manner adverse to the Parent or the Offeror its Recommendation or has recommended to the stockholders of the Company an Alternative Proposal other than the Merger, or has resolved to effect any of the foregoing; or

(iii) if (x) the Company has failed to include its Recommendation in the Schedule TO or (y) a tender or exchange offer relating to more than 20% of the Shares has been commenced by a person unaffiliated with the Parent and the Company has not, pursuant to Rule 14e-2 under the Exchange Act, sent or given to its stockholders a statement disclosing that the Company recommends rejection of such tender or exchange offer within ten (10) business days of the publication of such offer.

Effect of Termination.  In the event of the termination of the Merger Agreement, the Merger Agreement will immediately become void, and there will be no liability or obligation on the part of any party thereto, except with respect to Sections 6.4 (Confidentiality), 6.9 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Expenses) and Article IX (General Provisions), each of which will survive such termination.

In the event that the Merger Agreement is terminated by the Company pursuant to clause (d)(ii) above or by the Parent pursuant to clause (e)(ii) or (iii) above, then the Company will immediately pay $17,300,000 (the “Company Termination Fee”) to the Parent and reimburse the Parent for all of its reasonable, documented, out-of-pocket costs and expenses actually incurred in connection therewith, not to exceed $1,000,000.

In the event that the Merger Agreement is terminated by either the Parent or the Company pursuant to clause (c) above, or by the Parent pursuant to clause (e)(i) above, and (i) at any time after the date of the Merger Agreement and prior to the termination under such sections, an Alternative Proposal has been made or communicated to the senior management or the Company Board or has been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination, and (ii) within twelve months after such termination, the Company has entered into a definitive agreement with respect to, or has consummated, any Alternative Proposal, then, in any such event, the Company will pay the Company Termination Fee to the Parent and will reimburse the Parent for all of its reasonable, documented, out-of-pocket costs and expenses actually incurred in connection therewith, not to exceed $1,000,000, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Alternative Proposal, by wire transfer of same day funds. For the purpose of this paragraph, all references in the term Alternative Proposal to “20% or more” are deemed to be references to “more than 50%.”

Tender and Voting Agreements.  The following individuals, as owners of the Shares and Shares issuable upon exercise of outstanding Company Options next to their names below, entered into tender and voting agreements with the Parent, dated August 6, 2007 (the “Tender and Voting Agreements”) that, among other things (i) restrict the transfer of their Shares; (ii) obligate them to vote their Shares in favor of the adoption of the Merger Agreement, in favor of each of the other actions contemplated by the Merger Agreement, and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; (iii) obligate them to vote against certain corporate transactions; and (iv) obligate them to tender all their Shares in the Offer:

		Shares Issuable
		Upon Exercise of
		Outstanding
Stockholder	Shares Owned	Company Options

Robert Wallach	120,350	660,150
Zach Lonstein	1,325,496	660,300

Based on the number of Shares outstanding as of August 10, 2007, the number of Shares owned by the stockholders that entered into the Tender and Voting Agreements (excluding Shares issuable upon exercise of outstanding Company Options set forth above) represent approximately 6.41% of the Company’s issued and outstanding common stock. Mr. Lonstein has also agreed to exercise his Company Options and tender all Shares issuable upon such exercise into the Offer if (i) the only condition to the Offer that is not satisfied is the Minimum Condition and (ii) the exercise of his vested in-the-money Company Options and their tender into the Offer would cause the satisfaction of such condition.

This summary is qualified in its entirety by reference to the Forms of Tender and Voting Agreement, which are filed as Exhibits 2 and 3 of the Statement on Schedule 13D filed by the Parent on August 15, 2007 and is incorporated herein by reference. The Tender and Voting Agreements may be examined and copies may be obtained in the manner set forth in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

Confidentiality Agreement.  On October 16, 2006, the Company and the Parent entered into a confidentiality agreement (the “Confidentiality Agreement”) to allow the exchange of information in connection with the exploration of a possible transaction between the Parent and the Company. Under the Confidentiality Agreement, the parties agreed, subject to certain exceptions, to keep confidential any non-public information provided by the other party. This summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO that the Parent and the Offeror have filed with the SEC. The Confidentiality Agreement may be examined and copies may be obtained in the manner set forth in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

Exclusivity Agreement.  On August 2, 2007, the Company and the Parent entered into an exclusivity agreement (the “Exclusivity Agreement”) in connection with the consideration of a possible negotiated transaction involving the Company. Under the Exclusivity Agreement, the Company agreed not to solicit alternative proposals for the acquisition of the Company before August 8, 2007, and the Parent agreed to complete confirmatory due diligence of the Company and reaffirm its intent to submit an offer to acquire the Company. This summary of the Exclusivity Agreement is qualified in its entirety by reference to the Exclusivity Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO that the Parent and the Offeror have filed with the SEC. The Exclusivity Agreement may be examined and copies may be obtained in the manner set forth in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

14.	Dividends and Distributions.

As discussed in Section 13 entitled “The Transaction Documents” of this Offer to Purchase, pursuant to the Merger Agreement, without the prior approval of the Parent, the Company has agreed not to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company).

15.	Conditions to the Offeror’s Obligations.

The Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares if:

•	the Minimum Condition has not been satisfied;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been earlier terminated or any other material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent have not been received (or have not been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to the Parent; or

•	at any time after the date of the Merger Agreement and before the expiration of the Offer, any of the following events has occurred:

•	any of the representations and warranties of the Company set forth in the Merger Agreement are not true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” or other similar qualifiers set forth therein) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a “Material Adverse Effect” (as defined below);

•	the Company has not performed in any material respect the obligations, or complied in any material respect with the agreements and covenants, required to be performed by, or complied with by, the Company under the Merger Agreement at or prior to the Expiration Date (as defined below);

•	a Material Adverse Effect has occurred;

•	the Parent has not received a certificate, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (solely in his or her capacity as an officer of the Company without personal liability), to the effect that the conditions set forth in the three preceding paragraphs have been satisfied as of the Expiration Date;

•	a federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, temporary restraining order, legal requirement or other order which is then in effect

(whether temporary, preliminary or permanent) has been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits, restrains or enjoins (or would reasonably be expected to prohibit, restrain or enjoin) the consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger; or

•	the Merger Agreement has been terminated in accordance with its terms.

The “Minimum Condition” is the condition that there has been validly tendered and not withdrawn prior to the scheduled expiration of the Offer (as it may be extended from time to time) a number of Shares that, together with all other Shares (if any) beneficially owned by the Parent and its controlled affiliates, including the Offeror, represents at least one Share more than a majority of the number of Shares then outstanding on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares (if any) that the Company would be required to issue pursuant to then-outstanding options, rights and convertible securities (if any) with an exercise price that is equal to or less than $18.70 per Share (or any higher price per Share that is paid in the Offer), but only to the extent then exercisable or exercisable within ninety (90) days following the Expiration Date, assuming that all conditions to such exercisability would be satisfied within such ninety (90) day period).

The foregoing conditions are for the benefit of the Parent and the Offeror and may, subject to the terms and conditions of the Merger Agreement, be waived by the Parent and the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, except that the Minimum Condition can only be waived with the prior written consent of the Company.

The failure by the Parent and the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

For purposes of the preceding conditions, the term “Material Adverse Effect” means any change, effect or circumstance that is or would reasonably be expected to (i) prevent or materially delay the Company from consummating the transactions contemplated by the Merger Agreement or (ii) be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance resulting from any of the following:

(a) changes in general economic, financial market or geopolitical conditions; provided, however, that such changes or conditions do not have a disproportionate or unique effect on the Company;

(b) general changes or developments in any of the industries in which the Company or its subsidiaries operate; provided, however, that such changes or developments do not have a disproportionate or unique effect on the Company;

(c) the announcement of the Merger Agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement (but only to the extent that the Company can show that such impact was the direct result of the announcement of the Merger Agreement and the transactions contemplated thereby) or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

(d) changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof;

(e) any outbreak or escalation of hostilities or war or any act of terrorism; or

(f) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

16.	Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. However, the Offeror and the Parent, together with their advisors, are currently reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror’s right to decline to purchase Shares if any of the Offer conditions have not been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of if any such approvals were not obtained or other action taken.

Antitrust Matters.

United States.  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), provides that the acquisition of Shares by the Offeror may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the HSR Act require the filing of a Notification and Report Form (the “Form”) with the Division and the FTC by the Parent (including its Ultimate Parent Entity as defined under the HSR Act, Mr. Azim H. Premji) and the Company and provide that the acquisition of Shares under the Offer may not be consummated earlier than fifteen (15) days after receipt of the Form by the Division and the FTC from the Parent. Within such fifteen-day period the Division or the FTC may request additional information or documentary material from the Parent and the Company. In the event of such request, the acquisition of Shares under the Offer may not be consummated until ten (10) days after receipt of such additional information or documentary material by the Division or the FTC from the Parent and the Company. The Parent expects to file its Form with the Division and the FTC on August 17, 2007, and the Company expects to file its Form with the Division and the FTC on August 17, 2007.

Germany.  Applicable German law provides that the Parent and the Company are required to file a joint notification with the German Federal Cartel Office, and that the acquisition of Shares under the Offer may not be consummated until a waiting period of up to one (1) month after receipt of such notification has expired. Within such one (1) month period the German Federal Cartel Office may request additional information, and could further extend the waiting period. The Parent and the Company filed their notification with the German Federal Cartel Office on August 16, 2007.

Exchange Act Registration.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the “short-swing” profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on Nasdaq. The Parent currently intends to and will cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

State Takeover Laws.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma Control Shares Act was unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

17.	Appraisal Rights.

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

18.	Fees and Expenses.

Except as described below, neither the Offeror nor the Parent will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The Offeror has retained MacKenzie Partners, Inc. as Information Agent, Continental Stock Transfer & Trust Company as Depositary and Citigroup Global Markets Inc. as Dealer Manager in connection with the Offer. The Information Agent, the Depositary and Dealer Manager will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent, Depositary and Dealer Manager also will be indemnified by the Offeror against certain liabilities in connection with the Offer.

19.	Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

The Offeror has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

ROXY ACQUISITION CORP.

August 17, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR

1.	Wipro Limited (the “Parent”)

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent are set forth below. The business address of each director and officer is in care of the Parent, Doddakannelli, Sarjapur Road, Bangalore, Karnataka 560035, India. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Parent.

None of the directors and officers of the Parent listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, all directors and officers listed below are citizens of India.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Directors:
Azim H. Premji*	61	Mr. Premji has served as the Parent’s Chief Executive Officer, Chairman of its Board of Directors and Managing Director (designated as Chairman) since September 1968. Mr. Premji holds a Bachelor of Science degree in Electrical Engineering from Stanford University.
Dr. Ashok S. Ganguly	71	Dr. Ganguly has served as a member of the Parent’s Board of Directors since 1999. He is also the Chairman of the Parent’s Board Governance and Compensation Committee. He is currently the Chairman of Firstsource Solutions Limited (formerly ICICI OneSource Ltd.) and ABP Pvt. Ltd. (Anandabazar Patrika) and has been a director on the Central Board of the Reserve Bank of India since November 2000. Dr. Ganguly also currently serves as a non-executive director of Mahindra & Mahindra Limited, ICICI Knowledge Park and Tata AIG Life Insurance Company Limited and is a director on the Advisory Board of Microsoft Corporation (India) Pvt Ltd. He is a member of the Prime Minister’s Council on Trade and Industry as well as the Investment Commission and the India-USA CEO Council, set up by the Prime Minister of India and the President of the United States. He is also a member of the National Knowledge Commission to the Prime Minister. He also served on the Board of Directors of British Airways PLC from 1996 to 2005. Mr. Ganguly’s principal business address is 6th Floor, Peninsula Chambers, G K Marg, Lower Parel, Mumbai, India.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

B.C. Prabhakar	63	Mr. Prabhakar has served as a member of the Parent’s Board of Directors since February 1997. He has been a practicing lawyer since April 1970. Mr. Prabhakar holds a B.A. degree in Political Science and Sociology and an LL.B. degree from Mysore University. Mr. Prabhakar serves as a non-executive director of Automotive Axles Limited and 3M India Limited. His principal business address is No. 135A Surveyors Street, Basavangudi, Bangalore, India.
Dr. Jagdish N. Sheth	68	Dr. Sheth has served as a member of the Parent’s Board of Directors since January 1999. He has been a professor at Emory University since July 1991. Dr. Sheth is also a member of the Board of Directors of Cryo-Cell International, Inc., Adayana, Inc., Shasun Chemicals and Drugs Limited and Manipal AcuNova Pvt. Limited. Dr. Sheth holds a B. Com (Honors) degree from Madras University, an M.B.A. from the University of Pittsburgh and a Ph.D. in Behavioral Sciences from the University of Pittsburgh. Dr. Sheth is a citizen of the United States, and his principal business address is 1626 Mason Mill Road, Atlanta GA 30329, U.S.A.
Narayanan Vaghul	70	Mr. Vaghul has served as a member of the Parent’s Board of Directors since June 1997 and is currently the Chairman of its Audit Committee and its lead independent director. He served as the Chairman of the Board of Directors of ICICI Limited from September 1985 until its merger with ICICI Bank Limited, and he has continued to serve as the Chairman of the Board of Directors of the surviving entity since the merger. Mr. Vaghul is a member of the Board of Directors of Mahindra & Mahindra Limited, Mahindra World City Developers Ltd., Nicholas Piramal India, Ltd., Hemogenomics Pvt. Ltd., Himatsingka Seide Limited, Asset Reconstruction Company India Limited, Air India Engineering Services Limited, Azim Premji Foundation, Air India Air Transport Services Limited, Apollo Hospitals Enterprise Limited and Air India Limited. Mr. Vaghul is also the Chairman of the Compensation Committee of Mahindra & Mahindra Limited, Apollo Hospitals and Nicholas Piramal India Ltd. Mr. Vaghul is also a member of the Audit Committee of Arcelor Mittal, Air India Limited, Nicholas Piramal India Limited and Mahindra World City Developers Ltd. Mr. Vaghul holds a Bachelor (Honors) degree in Commerce from Madras University, and his principal business address is ICICI Bank Towers, 93, Santhome High Road, Chennai, India.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Bill Owens	67	Mr. Owens has been a member of the Parent’s Board of Directors since July 1, 2006. In addition, he currently serves as a member of the Board of Directors of Polycom, Inc., a media communications company; Daimler Chrysler AG, an automotive company; Embarq Corp.; Intelius Inc.; and Force 10 Networks Inc. From April 2004 to November 2005, Mr. Owens served as Chief Executive Officer and Vice Chairman of the Board of Directors of Nortel Networks Corporation, a networking communications company. From August 1998 to April 2004, Mr. Owens served as Chairman of the Board of Directors and Chief Executive Officer of Teledesic L.L.C., a satellite communications company. From June 1996 to August 1998, Mr. Owens served as President, Chief Operating Officer and Vice Chairman of the Board of Directors of Science Applications International Corporation (SAIC), a research and engineering firm. Mr. Owens holds an M.B.A. (Honors) degree from George Washington University, a B.S. degree in Mathematics from the U.S. Naval Academy and B.A. and M.A. degrees in Politics, Philosophy and Economics from Oxford University. Mr. Owens is a citizen of the United States, and his principal business address is 30/F Gloucester Tower, The Landmark, 15, Queens Road, Central, Hong Kong SAR.
Priya Mohan Sinha	66	Mr. Sinha has been a member of the Parent’s Board of Directors since January 1, 2002. He has served as the Chairman of PepsiCo India Holdings Private Limited and President of Pepsi Foods Ltd. since July 1992. From October 1981 to November 1992, he was on the Executive Board of Directors of Hindustan Lever Limited. From 1981 to 1985, he also served as Sales Director of Hindustan Lever. Currently, he is a member of the Board of Directors of ICICI Bank Limited, Bata India Limited, Indian Oil Corporation Limited, Lafarge India Pvt. Limited and Azim Premji Foundation. Mr. Sinha holds a B.A. degree from Patna University, and he has also attended the Advanced Management Program at the Sloan School of Management, Massachusetts Institute of Technology. Mr. Sinha is a citizen of the United States, and his principal business address is B787, Sushant Lok Phase 1, Gurgaon 122002, India.
Executive Officers:
Suresh C. Senapaty	50	Mr. Senapaty has served as the Parent’s Chief Financial Officer and Executive Vice President, Finance since January 1995 and has been employed by the Parent in other positions since April 1980. Mr. Senapaty holds a B. Com. degree from Utkal University in India and is a Fellow Member of the Institute of Chartered Accountants of India.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Pratik Kumar	41	Mr. Kumar has served as the Parent’s Executive Vice President, Human Resources since April 2002 and has been employed by the Parent in other positions since November 1991. Mr. Kumar holds a B.A. degree from Delhi University and an M.B.A. degree from Xavier Labour Relations Institute (XLRI), Jamshedpur, India.
Suresh Vaswani	47	Mr. Vaswani has served as the Parent’s President — Global IT Service Lines, Wipro Technologies and President of Wipro Infotech since December 2000. In addition, he has held a number of other positions at the Parent since June 1987. Mr. Vaswani holds a B.Tech. degree from the Indian Institute of Technology, Kharagpur and a Post Graduate Diploma in Management from the Indian Institute of Management, Ahmedabad.
Vineet Agrawal	45	Mr. Agrawal has served as President — Wipro Consumer Care & Lighting since July 2002 and has been employed by the Parent in other positions since July 2002. Mr. Agrawal holds a B.Tech. degree from the Indian Institute of Technology, New Delhi, and an M.B.A from Bajaj Institute of Management Studies, Mumbai.
Ranjan Acharya	46	Mr. Acharya has served as Senior Vice President, Human Resource Development since April 2002 and has been employed by the Parent in other positions since July 1994. Mr. Acharya holds a B.S. degree from Pune University and an M.B.A degree from Symbiosis Institute of Business Management, Pune, India.
Girish S. Paranjpe	49	Mr. Paranjpe has served as President — Banking, Finance and Insurance Vertical, Wipro Technologies since October 2000 and has been employed by the Parent in other positions since July 1990. Mr. Paranjpe holds a B. Com. degree from Bombay University and is a Fellow Member of the Institute of Chartered Accountants of India and the Institute of Cost and Works Accountants of India.
Sudip Banerjee	47	Mr. Banerjee has served as President — Enterprise Solutions of Wipro Technologies since February 2002 and has been employed by the Parent in other positions since February 2002. Mr. Sudip holds a B.A. degree from Delhi University and a Diploma in Management from the All India Management Association.
Dr. A.L. Rao	58	Dr. Rao joined the Parent in August 1980 and has been President — Technology Services and Chief Operating Officer of Wipro Technologies since October 2000. Dr. Rao holds B.S., M.S. and Ph.D. degrees in Nuclear Physics from Andhra University in India.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Ramesh Emani	50	Mr. Emani joined the Parent in November 1983 and has served as President — Embedded Product Engineering Solutions, Wipro Technologies since October 2003. Mr. Emani holds a B.Tech. degree from Jawaharlal Nehru Technology University, Hyderabad and an M.Tech. degree from the Indian Institute of Technology, Kanpur.

*	Serves as both an executive officer and director.

2.	Roxy Acquisition Corp. (the “Offeror”)

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror are set forth below. Unless otherwise indicated, the business address of each director and officer is in care of the Parent, 11th Floor, 2 Tower Center Blvd., East Brunswick, New Jersey 08816. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Offeror.

None of the directors and officers of the Offeror listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, all directors and officers listed below are citizens of India.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Directors:
Suresh C. Senapaty	50	Mr. Senapaty has been a member of the Offeror’s Board of Directors since August 2007. Please see above under “Wipro Limited” for current principal occupation with Wipro and for five-year employment history.
Suresh Vaswani	47	Mr. Vaswani has been a member of the Offeror’s Board of Directors since August 2007. Please see above under “Wipro Limited” for current principal occupation with Wipro and for five-year employment history.
Sudip Nandy	49	Mr. Nandy has been a member of the Offeror’s Board of Directors since August 2007. He joined the Parent in May 1983 and is currently the Chief Strategy Officer. His principal business address is in care of the Parent, Doddakannelli, Sarjapur Road, Bangalore, Karnataka 560035, India.
P.R. Chandrasekar	52	Mr. Chandrasekar has been a member of the Offeror’s Board of Directors since August 2007. He joined the Parent in May 2000 and is currently President, Americas & Europe, Wipro. He has a degree in Mechanical Engineering from the Indian Institute of Technology, Madras, and an M.B.A. degree from the University of Bombay. Mr. Chandrasekar is a citizen of the United States of America.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Executive Officers:
Sridhar Ramasubbu	48	Mr. Ramasubbu has been President and Treasurer of the Offeror since August 2007. He joined the Parent in June 1989 and is currently Chief Financial Officer — Americas & Europe, Wipro Technologies. He is a citizen of the United States of America.
K.R. Lakshminarayana	41	Mr. Lakshminarayana has been Vice President and Secretary of the Offeror since August 2007. He joined the Parent in June 1995 and is currently Chief Financial Officer — Wipro Technologies. His principal business address is in care of the Parent, Doddakannelli, Sarjapur Road, Bangalore, Karnataka 560035, India.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:
Continental Stock Transfer & Trust Company

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Continental Stock Transfer & Trust Company Attention: Reorganization Department 17 Battery Place 8th Flr New York, NY 10004	For Eligible Institutions Only: Continental Stock Transfer & Trust Company Attention: Reorganization Department Facsimile: (212) 616-7610 For Confirmation Only Telephone: (212) 509-4000 extension 536	Continental Stock Transfer & Trust Company Attention: Reorganization Department 17 Battery Place 8th Flr New York, NY 10004

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Call Toll-Free: (866) 802-6608
Toll: (212) 816-9008